Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports

2018 Third Quarter Financial Results

Third Quarter 2018 Highlights:

●	Tour revenues of $87.2 million

●	Net income available to common stockholders of $5.1 million

●	Adjusted EBITDA of $17.1 million

●	Lindblad segment Net Yield of $983 and Occupancy of 92%

NEW YORK, November 2, 2018 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the quarter ended September 30, 2018.

Sven-Olof Lindblad, President and Chief Executive Officer, said “Lindblad continues to generate strong operating momentum across our fleet with expanding capacity being met by the growing demand for high quality and authentic expedition travel. Bookings for future travel have been robust throughout 2018 and have accelerated over the past few months as we are generating strong demand for our existing inventory, as well as our three new builds. The National Geographic Quest just completed her first year of operations and we are excited to welcome guests on her sister ship, the National Geographic Venture, next month. At the same time, we are well underway on the construction of our state-of-the-art polar ice class vessel, the National Geographic Endurance, scheduled for delivery in 2020. While our financial results in the current quarter reflect the impact of the timing of drydocks versus a year ago, our revenues are up 18% year to date and we are generating real operating leverage with Adjusted EBITDA up 31%. Looking ahead, this strong growth is poised to continue as we further increase our fleet size and build upon the sustained booking strength we are generating today.”

THIRD QUARTER RESULTS

Tour Revenues

Third quarter tour revenues of $87.2 million increased $2.7 million, or 3%, as compared to the same period in 2017. The increase was driven by growth of $5.6 million at Natural Habitat, partially offset by a $2.9 million decrease at the Lindblad segment.

Lindblad segment tour revenues of $64.5 million decreased $2.9 million, or 4%, compared to the third quarter a year ago as an increase in Occupancy to 92% due to higher demand across the fleet was more than offset by a decrease in Available Guest Nights and Net Yield. Available Guest Nights were 1% lower than the third quarter a year ago primarily due to the timing of planned drydock days, mostly offset by the launch of the National Geographic Quest in late July 2017. Net Yield declined 6% to $983 due primarily to changes in itineraries, most notably on the National Geographic Orion. The third quarter a year ago also included the cancellation of four highly booked voyages on the National Geographic Quest due to a delay in the launch of the vessel.

Natural Habitat revenues of $22.7 million increased $5.6 million, or 33%, compared to the third quarter a year ago due primarily to higher ticket revenue from additional departures and increased pricing.

Net Income

Net income available to common stockholders for the third quarter was $5.1 million, $0.11 per diluted share, as compared with net income available to common stockholders of $9.3 million, $0.20 per diluted share, in the third quarter of 2017. The $4.2 million decrease primarily reflects the lower operating results and a $0.7 million increase in depreciation and amortization, primarily due to the addition of the National Geographic Quest to the fleet in July 2017, partially offset by $1.8 million of lower stock-based compensation expense in the current year.

Adjusted EBITDA

Third quarter Adjusted EBITDA of $17.1 million decreased $6.0 million, or 26%, as compared to the same period in 2017 as growth of $0.6 million at Natural Habitat was more than offset by a $6.6 million decrease at the Lindblad segment.

Lindblad segment Adjusted EBITDA of $14.7 million decreased $6.6 million, or 31%, as compared to the third quarter a year ago due to the decreased tour revenues and increased operating costs primarily related to higher drydock expenses associated with the timing of drydocks versus a year ago. The third quarter of 2018 also included increased fuel and personnel expenses as well as a full quarter of costs on the National Geographic Quest, which launched late in July 2017.

Natural Habitat Adjusted EBITDA of $2.5 million increased $0.6 million, or 33%, compared to the third quarter a year ago as the revenue growth was partially offset by increased operating costs related to additional departures and higher marketing and personnel costs to drive long-term growth initiatives.

	For the three months ended September 30,				For the nine months ended September 30,
(In thousands)	2018	2017	Change	%	2018	2017	Change	%
Tour revenues:
Lindblad	$64,507	$67,451	$(2,944)	(4)%	$194,516	$167,891	$26,625	16%
Natural Habitat	22,735	17,133	5,602	33%	44,609	35,392	9,217	26%
Total tour revenues	$87,242	$84,584	$2,658	3%	$239,125	$203,283	$35,842	18%
Operating income:
Lindblad	$8,209	$12,070	$(3,861)	(32)%	$26,755	$12,386	$14,369	116%
Natural Habitat	2,072	1,478	594	40%	2,105	873	1,232	141%
Total operating income	$10,281	$13,548	$(3,267)	(24)%	$28,860	$13,259	$15,601	118%
Adjusted EBITDA:
Lindblad	$14,668	$21,277	$(6,609)	(31)%	$47,538	$36,766	$10,771	29%
Natural Habitat	2,451	1,838	613	33%	3,213	1,896	1,317	69%
Total adjusted EBITDA	$17,119	$23,115	$(5,996)	(26)%	$50,751	$38,662	$12,088	31%

Liquidity

The Company’s cash and cash equivalents were $105.7 million as of September 30, 2018, as compared with $96.4 million as of December 31, 2017. The $9.3 million increase primarily reflects $39.3 million in net cash provided by operating activities due to the strong operating performance year to date and $17.0 million in net cash provided by financing activities, primarily due to the increase in long-term debt associated with refinancing our credit facility. These increases were mostly offset by purchases of property and equipment of $45.5 million, primarily related to the construction of two new vessels.

Free cash flow use was $6.2 million for the nine months ended September 30, 2018 as compared with a use of $14.6 million in the same period of 2017. The $8.4 million improvement is primarily due to the strong operating performance in the current year. Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment.

LINDBLAD FLEET ACTIVITIES

The Company expanded its travel offerings in July 2017 with the launch of the National Geographic Quest. A second new-build coastal vessel, the National Geographic Venture, is scheduled for delivery in the fourth quarter of 2018 and is expected to have its first voyage with passengers during December 2018.

The Company is also building a polar ice class vessel, the National Geographic Endurance, for delivery in January 2020. This state-of-the-art vessel will join the National Geographic Explorer and the National Geographic Orion as the third polar ice class vessel in the Lindblad National Geographic fleet, with the ability to voyage anywhere around the globe and specializing in polar travel.  The vessel will be capable of exploring deep into the Antarctic and Arctic waters, and will be built with the Ulstein X-BOW® design allowing for greater comfort and speed through rough waters.

In July 2018, the Company announced that its Board of Directors has authorized the building of an additional polar ice class vessel for delivery in 2021.

STOCK AND WARRANT REPURCHASE PLAN

The Company currently has a $35.0 million stock and warrant repurchase plan in place. As of October 31, 2018, the Company had repurchased 6.0 million warrants and 864,806 shares under the plan for a total of $22.9 million and had $12.1 million remaining under the plan. As of October 31, 2018, there were 45.8 million shares of common stock and 10.1 million warrants outstanding.

FINANCIAL OUTLOOK

The Company’s current expectations for the full year 2018 are as follows:

●	Tour revenues of $308 - $315 million (16-18% growth)

●	Adjusted EBITDA of $54 - $57 million (24-31% growth)

As of October 31, 2018, the Lindblad segment had 100% of full year 2018 projected guest ticket revenues on the books versus 100% of full year 2017 guest ticket revenue at the same time last year.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules beginning on page 9.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on November 2, 2018 to discuss the earnings of the Company. The conference call can be accessed by dialing (844) 378-6487 (United States), (855) 669-9657 (Canada) or (412) 542-4182 (outside the U.S.). A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiary, Natural Habitat Adventures, an adventure travel and ecotourism company with a focus on responsible nature travel.

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) changes adversely affecting the business in which the Company is engaged; (ii) management of the Company’s growth and its ability to execute on its planned growth; (iii) general economic conditions; (iv) the Company’s business strategy and plans; (v) unscheduled disruptions in our business due to weather events, mechanical failures, or other events; (vi) compliance with laws and regulations; (vii) compliance with the financial and/or operating covenants in the Company’s credit agreements; (viii) adverse publicity regarding the cruise industry in general; (ix) loss of business due to competition; (x) the result of future financing efforts; (xi) the inability to meet revenue and Adjusted EBITDA projections; (xii) delays and costs overruns with respect to the construction and delivery of newly constructed vessels; and (xiii) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of September 30,	As of December 31,
	2018	2017
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$105,688	$96,443
Restricted cash and marketable securities	8,593	7,057
Marine operating supplies	5,024	5,045
Inventories	1,646	1,794
Prepaid expenses and other current assets	21,917	21,351
Total current assets	142,868	131,690

Property and equipment, net	282,455	250,952
Goodwill	22,105	22,105
Intangibles, net	8,370	9,554
Other long-term assets	9,017	10,047
Total assets	$464,815	$424,348
		-
LIABILITIES
Current Liabilities:
Unearned passenger revenues	$112,694	$112,238
Accounts payable and accrued expenses	29,305	30,422
Long-term debt - current	2,000	1,750
	143,999	144,410

Long-term debt, less current portion	188,161	164,186
Deferred tax liabilties	5,097	2,444
Other long-term liabilities	706	684
Total liabilities	337,963	311,724

COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	6,409	6,302

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 45,815,425 and 45,427,030 issued, 45,442,728 and 44,787,608 outstanding as of September 30, 2018 and December 31, 2017, respectively	5	5
Additional paid-in capital	40,391	42,498
Retained earnings	79,817	63,819
Accumulated other comprehensive income	230	-
Total stockholders’ equity	120,443	106,322
Total liabilities and stockholders’ equity	$464,815	$424,348

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2018	2017	2018	2017

Tour revenues	$87,242	$84,584	$239,125	$203,283
Cost of tours	44,964	38,480	114,645	99,780
Gross profit	42,278	46,104	124,480	103,503

Operating expenses:
General and administrative	14,718	16,526	45,647	46,710
Selling and marketing	12,255	11,676	34,911	31,521
Depreciation and amortization	5,024	4,354	15,062	12,012
Total operating expenses	31,997	32,556	95,620	90,243

Operating income	10,281	13,548	28,860	13,260

Other (expense) income:
Interest expense, net	(2,409)	(2,802)	(8,013)	(7,192)
Gain (loss) on foreign currency	163	224	(1,430)	1,047
Other income (expense)	1	59	(118)	(97)
Total other expense	(2,245)	(2,519)	(9,561)	(6,242)

Income before income taxes	8,036	11,029	19,299	7,018
Income tax expense (benefit)	2,690	1,586	3,194	(473)

Net income	$5,346	$9,443	$16,105	$7,491
Net income attributable to noncontrolling interest	279	165	107	149

Net income available to common stockholders	$5,067	$9,278	$15,998	$7,342

Weighted average shares outstanding
Basic	45,423,127	44,457,656	45,356,438	44,528,878
Diluted	47,690,395	45,718,513	45,963,669	45,609,560

Net income per share available to common stockholders
Basic	$0.11	$0.21	$0.35	$0.16
Diluted	$0.11	$0.20	$0.35	$0.16

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the nine months ended September 30,
	2018	2017
Cash Flows From Operating Activities
Net income	$16,105	$7,491
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,062	12,012
Amortization of National Geographic fee	2,181	2,180
Amortization of deferred financing costs and other, net	1,477	1,662
Stock-based compensation	3,256	9,464
Deferred income taxes	2,653	(2,017)
Loss (gain) on foreign currency	1,430	(1,047)
Loss on write-off of assets	129	-
Changes in operating assets and liabilities
Marine operating supplies and inventories	169	(516)
Prepaid expenses and other current assets	(1,806)	(1,087)
Unearned passenger revenues	449	8,062
Write-off of unamortized issuance costs related to debt refinancing	359	-
Other long-term assets	(1,981)	192
Other long-term liabilities	22	14
Accounts payable and accrued expenses	(247)	(6,964)
Net cash provided by operating activities	39,258	29,446

Cash Flows From Investing Activities
Purchases of property and equipment	(45,510)	(44,089)
Transfer to restricted cash and marketable securities	(1,536)	311
Net cash used in investing activities	(47,046)	(43,778)

Cash Flows From Financing Activities
Proceeds from long-term debt	200,000	-
Repayments of long-term debt	(171,125)	(1,312)
Payment of deferred financing costs	(6,486)	(312)
Repurchase under stock-based compensation plans and related tax impacts	(4,509)	(1,182)
Repurchase of warrants and common stock	(854)	(6,166)
Net cash provided by (used in) financing activities	17,026	(8,972)
Effect of exchange rate changes on cash	7	204

Net increase (decrease) in cash and cash equivalents	9,245	(23,100)

Cash and cash equivalents at beginning of period	96,443	135,416

Cash and cash equivalents at end of period	$105,688	$112,316

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$9,952	$7,841
Income taxes, net	$468	$965

Non-cash investing and financing activities:
Additional paid-in capital exercise proceeds of option shares	$1,682	$168
Additional paid-in capital exchange proceeds used for option shares	$(1,682)	$(168)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Supplemental Financial Schedules

(In thousands)

(unaudited)

Reconciliation of Net Income to Adjusted EBITDA

Consolidated

	For the three months ended September 30,		For the nine months ended September 30,
(In thousands)	2018	2017	2018	2017
Net income	$5,346	$9,443	$16,105	$7,491
Interest expense, net	2,409	2,802	8,013	7,192
Income tax expense (benefit)	2,690	1,586	3,194	(473)
Depreciation and amortization	5,024	4,354	15,062	12,012
(Gain) loss on foreign currency	(163)	(224)	1,430	(1,047)
Other (income) expense, net	(1)	(59)	118	97
Stock-based compensation	1,271	3,057	3,256	9,464
National Geographic fee amortization	727	727	2,181	2,180
Reorganization costs	31	29	324	346
Debt refinancing costs	-	-	997	-
Executive severance costs	(215)	1,400	71	1,400
Adjusted EBITDA	$17,119	$23,115	$50,751	$38,662

Reconciliation of Operating Income to Adjusted EBITDA

Lindblad Segment

	For the three months ended September 30,		For the nine months ended September 30,
(In thousands)	2018	2017	2018	2017
Operating income	$8,209	$12,070	$26,755	$12,387
Depreciation and amortization	4,645	3,994	13,954	10,989
Stock-based compensation	1,271	3,057	3,256	9,464
National Geographic fee amortization	727	727	2,181	2,180
Reorganization costs	31	29	324	346
Debt refinancing costs	-	-	997	-
Executive severance costs	(215)	1,400	71	1,400
Adjusted EBITDA	$14,668	$21,277	$47,538	$36,766

Reconciliation of Operating Income to Adjusted EBITDA

Natural Habitat Segment

	For the three months ended September 30,		For the nine months ended September 30,
(In thousands)	2018	2017	2018	2017
Operating income	$2,072	$1,478	$2,105	$873
Depreciation and amortization	379	360	1,108	1,023
Adjusted EBITDA	$2,451	$1,838	$3,213	$1,896

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Supplemental Financial Schedules

(In thousands, except for Available Guest Nights,
Gross Yield, Net Yield and guest metrics)

(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities

	For the nine months ended September 30,
	2018	2017
Net cash provided by operating activities	$39,258	$29,446
Less: purchases of property and equipment	(45,510)	(44,089)
Free Cash Flow	$(6,252)	$(14,643)

Guest Metrics - Lindblad Segment

	For the three months ended September 30,		For the nine months ended September 30,
	2018	2017	2018	2017
Available Guest Nights	55,741	56,398	160,575	142,291
Guest Nights Sold	50,993	51,122	145,714	124,951
Occupancy	91.5%	90.6%	90.7%	87.8%
Maximum Guests	7,137	7,518	20,388	17,727
Number of Guests	6,582	6,846	18,553	15,758
Voyages	93	97	269	244

Calculation of Gross Yield and Net Yield

Lindblad Segment

	For the three months ended September 30,		For the nine months ended September 30,
	2018	2017	2018	2017
Guest ticket revenues	$58,187	$61,715	$174,699	$147,504
Other tour revenues	6,320	5,736	19,817	20,387
Tour Revenues	64,507	67,451	194,516	167,891
Less: Orion Insurance Proceeds	-	(248)	-	(2,148)
Adjusted Tour Revenues	64,507	67,203	194,516	165,743
Less: Commissions	(5,055)	(4,559)	(14,977)	(12,321)
Less: Other tour expenses	(4,673)	(3,532)	(12,952)	(10,622)
Net Revenue	$54,779	$59,112	$166,587	$142,800
Available Guest Nights	55,741	56,398	160,575	142,291
Gross Yield	$1,157	$1,192	$1,211	$1,165
Net Yield	983	1,048	1,037	1,004

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Supplemental Financial Schedules

(In thousands, except for Available
Guest Nights, Gross and Net Cruise Cost Per Avail. Guest Night
and guest metrics)

(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2018	2017	2018	2017
Cost of tours	$29,647	$27,374	$85,837	$76,915
Plus: Selling and marketing	10,754	10,358	31,699	28,629
Plus: General and administrative	11,252	13,656	36,271	38,972
Gross Cruise Cost	51,653	51,388	153,807	144,516
Less: Commission expense	(5,055)	(4,559)	(14,977)	(12,321)
Less: Other tour expenses	(4,673)	(3,532)	(12,952)	(10,622)
Net Cruise Cost	41,925	43,297	125,878	121,573
Less: Fuel expense	(2,168)	(1,894)	(6,876)	(4,858)
Net Cruise Cost Excluding Fuel	39,757	41,403	119,002	116,715
Non-GAAP Adjustments:
Stock-based compensation	(1,271)	(3,057)	(3,256)	(9,464)
National Geographic fee amortization	(727)	(727)	(2,181)	(2,180)
Reorganization costs	(31)	(29)	(324)	(346)
Debt refinancing costs	-	-	(997)	-
Executive severance costs	215	(1,400)	(71)	(1,400)
Adjusted Net Cruise Cost Excluding Fuel	$37,943	$36,190	$112,173	$103,325
Adjusted Net Cruise Cost	$40,111	$38,084	$119,050	$108,183
Available Guest Nights	55,741	56,398	160,575	142,291
Gross Cruise Cost per Available Guest Night	$927	$911	$958	$1,016
Net Cruise Cost per Available Guest Night	752	768	784	854
Net Cruise Cost Excl. Fuel per Available Guest Night	713	734	741	820
Adj. Net Cruise Cost Excl. Fuel per Avail. Guest Night	681	642	699	726
Adjusted Net Cruise Cost per Available Guest Night	720	675	741	760

Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, the National Geographic fee amortization, debt refinancing fees and acquisition-related expenses. The Company believes Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. The Company believes Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. The Company’s use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization, and acquisition-related expenses.

Available Guest Nights is a measurement of capacity and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. The Company also records the number of guest nights available on its limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus selling and marketing expense, and general and administrative expense.

Gross Yield represents tour revenues less insurance proceeds divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Revenue represents tour revenues less insurance proceeds, commissions and direct costs of other tour revenues.

Net Yield represents Net Revenue divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with the Company in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.